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                     November 10, 2022

       Neil Johnston
       Chief Financial Officer
       Cushman & Wakefield plc
       125 Old Broad Street
       London, United Kingdom EC2N 1 AR

                                                        Re: Cushman & Wakefield
plc
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed on February
25, 2022
                                                            File No. 001-38611

       Dear Neil Johnston:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Laurie Sayed